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                                                                    Exhibit 99.1

                For immediate release on Tuesday, January 7, 1997

                            HOLLINGER INC. (Canada)

                      HOLLINGER INTERNATIONAL INC. (U.S.)

                                 PRESS RELEASE

                 REORGANIZATION OF CANADIAN PUBLISHING INTERESTS

         Toronto, Canada, January 7, 1997 - The Boards of Directors of Hollinger Inc. ("Hollinger") (TSE, MSE, VSE: HLG; Nasdaq: HLGRF) and its subsidiary, Hollinger International Inc. ("Hollinger International")(NYSE:HLR), announce that they have reached agreement in principle for the transfer by Hollinger of its owned and controlled Canadian publishing interests to a subsidiary of Hollinger International. Hollinger proposes to transfer to Hollinger Eastern Publishing Inc. ("Hollinger Eastern"), a Canadian company in the Hollinger International consolidated group, all of Hollinger's interests in
(a) certain newspaper assets located mainly in Ontario, including 12 daily and seven non-daily newspapers, (b) certain newspaper assets located mainly in Saskatchewan, including two daily and eight non-daily newspapers, (c) certain newspaper assets located mainly in British Columbia, including nine daily and 19 non-daily newspapers, (d) UniMedia Inc., and (e) Saturday Night Magazine Limited, for an aggregate consideration of approximately (Cdn.)$523,000,000 (U.S.$382,000,000), subject to working capital adjustments. The purchase price is proposed to be satisfied as to approximately (Cdn.)$342,000,000 (U.S.$250,000,000) by the issuance of a debt instrument payable on demand after six months; as to approximately (Cdn.)$123,000,000 (U.S.$90,000,000) by the issuance of debentures exchangeable into a new series of mandatorily-convertible preferred stock ("Prefs") of Hollinger International similar to the Preferred Redeemable Increased Dividend Equity Securities issued by Hollinger International in 1996; and as to approximately (Cdn.)$58,000,000 (U.S.$42,000,000) by the issuance of debentures exchangeable into Class A Common Stock of Hollinger International.

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         The reorganization will not be completed until a definitive acquisition agreement has been negotiated and executed, approval by the Hollinger International stockholders of the issuance of the PRIDES and Class A Common Stock has been obtained, other terms and conditions have been satisifed and regulatory approvals obtained. It is intended that, at the Hollinger International stockholders' meeting holders of Class A and Class B Common Shares will vote as a single class. Hollinger has sufficient voting power to approve the reorganization. In connection with the meeting Hollinger International will furnish its stockholders with proxy materials describing in detail the proposed reorganization.

         The price at which the Class A common stock and the Prefs will be issued will be 105% of the weighted average trading value of the common shares for the ten trading day period ended five business days prior to the mailing of the notice of the stockholders' meeting (expected to be mailed in the second half of March).

         In arriving at the agreed purchase price a Committee of the Board of Directors of Hollinger International made up of Directors who are independent of Hollinger was advised by RBC Dominion Securities Inc., which provided its opinion to the effect that the consideration proposed to be paid to Hollinger in connection with the reorganization is fair to the minority stockholders of Hollinger International, from a financial point of view. Hollinger was advised by Dirks, Van Essen and Associates which provided its opinion to the effect that the consideration proposed to be received by Hollinger is fair and equitable to the shareholders of Hollinger and representative of the current fair market value of the assets being sold.

         Managements of Hollinger and Hollinger International believe that the consolidation of these publishing interests in Hollinger International should further improve the equity markets' valuation of the group's assets and facilitate future expansion in the international newspaper industry.

         Hollinger is a Canadian-based international newspaper company that, directly and through its subsidiaries and associated companies, is engaged primarily in the publishing, printing and distribution of newspapers and magazines in the United Kingdom, the United States, Canada and Israel. Hollinger holds 57.5% of the equity shares and 83.6% of the voting power in Hollinger International.

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         Hollinger International, through subsidiaries and affiliated companies, is a leading publisher of English-language newspapers in the United States, the United Kingdon, Canada and Israel. Included among the 142 paid daily newspapers that the company owns or has an interest in are the CHICAGO SUN-TIMES and THE DAILY Telegraph. These 142 newspapers have a world-wide daily combined circulation of 4,021,000. In addition, the company owns or has an interest in 358 non-daily newspapers as well as magazines and other publications.

For information please call:

J.A. Boultbee
Vice President and Treasury
Hollinger Inc. and
Vice-President and Chief Financial Officer
Hollinger International Inc.
(416)     363-8721

Paul B. Healy
Vice-President, Investor
Relations and Corporate Development
Hollinger International Inc.
(212) 586-5666

F. David Radler
President and Chief Operating Officer
Hollinger Inc. and
Hollinger International Inc.
(604) 732-4443



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